Exhibit 4.2
STOCKHOLDERS AGREEMENT
          THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of __________, 2011, by and among Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), each of the Persons listed on the Schedule of WCP Investors attached hereto, and each of the Persons listed on the Schedule of Management Investors attached hereto (collectively referred to herein as the “Management Investors” and each individually as a “Management Investor”). The WCP Investors and the Management Investors are collectively referred to herein as the “Stockholders” and each individually as a “Stockholder.” The Company and the Stockholders are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 6.
          WHEREAS, the WCP Investors and the Management Investors collectively own all of the outstanding equity securities of Acadia Healthcare Holdings, LLC, a Delaware limited liability company and the sole stockholder of the Company as of the date hereof (“Holdings”);
          WHEREAS, the Company is party to an Agreement and Plan of Merger, dated as of May 23, 2011 (the “Merger Agreement”), pursuant to which, among other things, PHC, Inc., a Massachusetts corporation, will merge with and into Acadia Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), with Merger Sub surviving as the surviving corporation in such merger (the “Merger”);
          WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the WCP Investors desire to cause the liquidation and dissolution of Holdings and the distribution of cash and shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to the members of Holdings in accordance with the terms of the limited liability company agreement of Holdings (the “Distribution”); and
          WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement and the dissolution and liquidation of Holdings, each of the Company and the Management Investors has agreed to enter into this Agreement for the benefit of the WCP Investors for the purposes, among others, of (i) providing the WCP Investors with the right to designate the election of certain members of the board of directors of the Company (the “Board”), (ii) setting forth the agreement of the Management Investors with respect to the voting of their Stockholder Shares, and (iii) limiting the manner and terms pursuant to which the Management Investors may transfer certain of their Stockholder Shares.
          NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
     Section 1. Board of Directors.
          1A. Board Composition. From and after the Effective Time (as defined in the Merger Agreement) and until the provisions of this Section 1A cease to be effective in accordance with Section 1D, each Stockholder shall vote or cause to be voted all of his, her or its Stockholder Shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other customary and reasonable actions within his, her or its control (whether in such Stockholder’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise (unless, in the case of any action in such Stockholder’s capacity as an officer, director or member of a board committee, such action would be inconsistent with such Stockholder’s fiduciary duties under applicable laws), and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including calling special board and stockholder meetings, causing the designated individuals to be nominated for election to the Board, soliciting proxies in favor thereof and recommending that stockholders of the Company elect to the Board each such designee), so that:
          (i) except as otherwise contemplated by the Certificate of Incorporation, (a) the authorized number of directors on the Board shall be established and maintained at twelve (12), (b) from and after the effective time of the Merger, the Board shall be divided into three classes designated as Class I, Class II and Class III, (c) the term of office of the initial Class I directors shall expire at the first annual meeting of stockholders after the Merger, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the Merger and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the Merger, and (d) at each annual meeting of stockholders after the Merger, directors elected to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified;
          (ii) the following persons shall be appointed to the Board as of immediately prior to the effective time of the Merger and nominated for re-election and elected to the Board as set forth below:
          (a) Joey A. Jacobs, as a Class III director and, after the expiration of his initial term as a director, for so long as he serves as the chief executive officer of the Company or any of its Subsidiaries;
          (b) Bruce A. Shear, as a Class III director and, after the expiration of his initial term as a director, for one additional three-year term as a Class III director;
          (c) three (3) representatives who meet the applicable director independence requirements of The Nasdaq National Market or any other securities exchange on which the securities of the Company may be listed from time to time, one (1) of which shall be a Class II director designated by Bruce A. Shear and two (2) of which shall be Class III directors designated by the Board;
          (d) (I) for so long as the WCP Investors retain voting control over at least 50% of the outstanding voting securities of the Company, seven (7) representatives designated by the WCP Investors, four (4) of which shall be Class I directors and three (3) of which shall be Class II directors; and (II) from and after such time as the WCP Investors cease to have voting control over at least 50% of the outstanding voting securities of the Company, such number of directors that, when compared to the authorized number of directors on the Board, is closest to but not less than proportional (which, for the avoidance of doubt, shall mean that the number of representatives shall be rounded up to the next whole number in all cases) to the total number of Stockholder Shares over which the WCP Investors retain voting control relative to the total number of Stockholder Shares then issued and outstanding (it being understand that no reduction in the number of Stockholder Shares over which the WCP Investor retain voting control shall shorten the term of any incumbent director);
          (iii) if any director elected by virtue of being designated pursuant to Section 1A(ii) for any reason ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by a representative designated by the Person(s) entitled to designate such director pursuant to Section 1A(ii); and

          (iv) a director shall be removed from the Board only upon the request of the Person(s) entitled to designate such director pursuant to Section 1A(ii), and not otherwise.
          1B. Controlled Company. For so long as the Company qualifies as a “controlled company” under the applicable listing standards then in effect, the Company will elect to be a “controlled company” for purposes of such applicable listing standards, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. The Company, the WCP Investors and the Management Investors acknowledge and agree that, as of the date of this Agreement, the Company is a “controlled company.”
          1C. Reimbursement; Compensation. The Company shall pay the reasonable out-of-pocket expenses (including travel expenses) incurred by each of the Company’s directors in connection with attending the meetings of the Board and any committee thereof. The Company shall use its best efforts to maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to the Majority WCP Investors, and the Certificate of Incorporation and Bylaws shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law.
          1D. Termination. The provisions of Section 1A shall terminate automatically and shall be of no further force and effect from and after such time as the WCP Investors cease to hold at least 17.5% of the outstanding voting securities of the Company. The provisions of Section 1C shall terminate automatically and shall be of no further force and effect from and after such time as no person who is a current or former officer, employee, manager, director, member, partner or co-investor of any WCP Investor shall serve as a member of the Board.
     Section 2. Voting Agreement; Irrevocable Proxy; Conflicting Agreements.
          2A. Voting Agreement. In the event that the approval of the Company’s stockholders is required in connection with any election or removal of directors, merger, consolidation, business combination, recapitalization, conversion, sale, lease or exchange of all or substantially all of its property or assets, authorization or issuance of capital stock or other securities (including, without limitation, the adoption of any incentive equity plan), executive compensation, stockholder proposal, amendment to or restatement of the certificate of incorporation or bylaws, or dissolution, liquidation or winding up, whether at a meeting or by written consent, whether required by law or pursuant to the Certificate of Incorporation or Bylaws or pursuant to any contractual agreement to which such Management Investor is a party or is bound, each Management Investor shall vote all of his, her or its Stockholder Shares and any other voting securities of the Company over which such holder has voting control, and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise (unless, in the case of any action in such Management Investor’s capacity as an officer, director or member of a board committee, such action would be inconsistent with such Management Investor’s fiduciary duties under applicable laws), and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), so that all such Stockholder Shares and other voting securities of the Company are voted as directed by the Majority WCP Investors; provided that, in the case of any election or removal of directors, such direction is consistent with the provisions of Section 1A.
          2B. Irrevocable Proxy. In order to secure the obligation to vote his, her or its Stockholder Shares and other voting securities of the Company in accordance with the provisions of Section 1A and Section 2A, each Management Investor hereby appoints Waud Capital Partners II, L.P. (“WCP”) as such Management Investor’s true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of such Management Investor’s Stockholder Shares and any other voting securities of the Company over which such Management Investor has voting control for the election and/or removal of directors and all such other matters as expressly provided for in Section 1A and Section 2A. WCP may exercise the irrevocable proxy granted to it hereunder at any time a Management Investor fails to comply with the provisions of this Agreement. The proxies and powers granted by each Management Investor pursuant to this Section 2B are coupled with an interest and are given to secure the performance of his, her or its obligations under this Agreement. Such proxies and powers will be irrevocable for the term of this Agreement and will survive the death, incompetence or disability of such Management Investor.
          2C. Representations and Warranties; Conflicting Agreements. Each Stockholder represents that (i) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (ii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement. No Management Investor shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.
          2D. Termination. The provisions of Section 2A and Section 2B shall terminate automatically and shall be of no further force and effect from and after such time as the WCP Investors cease to hold at least 17.5% of the outstanding voting securities of the Company.
     Section 3. Transfers of Restricted Common Stock.
          3A. Required Consent. No Management Investor shall Transfer any interest in any Restricted Shares without first obtaining the prior written consent of the Majority WCP Investors, which consent may be withheld in the Majority WCP Investors’ sole discretion (the “Required Consent”), except that the Management Investors may Transfer Restricted Shares to their respective Permitted Transferees, provided that such Management Investor retains voting control of such Restricted Shares (such transfers, the “Exempt Transfers”). If any Person acquires Restricted Shares in an Exempt Transfer by virtue of such Person’s qualification as a Permitted Transferee of a transferor, and such Person shall, at any time, cease to be a Permitted Transferee of such transferor, then such Person shall be required to Transfer such Person’s Restricted Shares to a Person that does qualify at the time of such required transfer as a Permitted Transferee of the original transferor.
          3B. Additional Restrictions on Transfer.
          (i) Execution of Counterpart. Each Transferee of Restricted Shares (including any Permitted Transferee in connection with an Exempt Transfer) shall, as a condition precedent to such Transfer, agree to be bound by the provisions of this Agreement applicable to Management Investors. Notwithstanding the foregoing, any Person who acquires in any manner whatsoever any Restricted Shares, irrespective of whether such Person has agreed to the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Restricted Shares of such Person was subject to or by which such predecessor was bound.
          (ii) Notice. In connection with any Transfer or potential Transfer of any Restricted Shares, the holder of such Restricted Shares will deliver written notice to the Company and the WCP Investors describing in reasonable detail the Transfer or proposed Transfer.

          (iii) Legal Opinion. No Transfer of Restricted Shares may be made unless such Transfer would not violate any federal securities laws applicable to the Company, the Transferor or the Restricted Shares to be Transferred. Upon reasonable request of the Company or the Majority WCP Investors, the proposing Transferor shall deliver to the Company and the WCP Investors prior to the date of the Transfer an opinion of counsel reasonably acceptable to the Company as to the foregoing.
          (iv) No Avoidance of Provisions. No holder of Restricted Shares shall directly or indirectly (i) permit the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such holder or (ii) otherwise seek to avoid the provisions of this Agreement by issuing, or permitting the issuance of, any direct or indirect equity or beneficial interest in such holder, in any such case in a manner which would fail to comply with this Section 3 if such holder had Transferred Restricted Shares directly.
          3C. Legend. Each certificate evidencing Restricted Shares and each certificate issued in exchange for or upon the Transfer of any Restricted Shares (if such shares remain Restricted Shares as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A STOCKHOLDERS AGREEMENT, DATED AS OF __________, 2011, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF ITS STOCKHOLDERS (THE “STOCKHOLDERS AGREEMENT”). A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”
The Company shall imprint such legend on certificates evidencing Restricted Shares outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Restricted Shares.
          3D. Transfer Fees and Expenses. The Transferor and Transferee of any Restricted Shares or other interest in the Company shall be jointly and severally obligated to reimburse the Company and the WCP Investors for all reasonable expenses (including attorneys’ fees and expenses) incurred by the Company or the WCP Investors, as applicable, in connection with any Transfer or proposed Transfer, whether or not consummated.
          3E. Void Transfers. Any Transfer of any Restricted Shares in contravention of this Agreement (including, without limitation, the failure of the Transferee to agree to be bound by the provisions of this Agreement applicable to Management Investors) shall be void and ineffectual and shall not bind or be recognized by the Company or any other Person.
     Section 4. Lock-Up Agreement. No Management Investor or other holder of Restricted Shares shall (A) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any equity securities of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for such securities (including equity securities of the Company or any of its Subsidiaries that may be deemed to be owned beneficially by such holder in accordance with the rules and regulations of the Securities and Exchange Commission), (B) enter into a transaction which would have the same effect as described in clause (A) above, (C) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any securities referred to in clause (A) above, whether such transaction is to be settled by delivery of such securities, in cash or otherwise (each of (A), (B) and (C) above, a “Sale Transaction”), or (D) publicly disclose the intention to enter into any Sale Transaction, in any such case from the date the Company gives notice to the Management Investors that a preliminary or final prospectus has been circulated for a Public Offering and during the 90 days following the date of the final prospectus for such Public Offering (a “Holdback Period”), except as part of any such Public Offering, unless the underwriters managing such Public Offering otherwise agree in writing. If requested by the managing underwriters, each Management Investor and each other holder of Restricted Shares agrees to execute customary lock-up agreements consistent with the foregoing obligations with the managing underwriter(s) of an underwritten offering with a duration not to exceed the Holdback Period. If (i) the Company issues an earnings release or discloses other material information or a material event relating to the Company occurs during the last 17 days of the Holdback Period or (ii) prior to the expiration of the Holdback Period, the Company announces that it will release earnings results during the 16-day period beginning upon the expiration of such period, then to the extent necessary for a managing or co-managing underwriter of a registered offering required hereunder to comply with FINRA Rule 2711(f)(4), the Holdback Period will be extended until 18 days after the earnings release or disclosure of other material information or the occurrence of the material event, as the case may be (a “Holdback Extension”). The Company may impose stop-transfer instructions with respect to the shares of its common stock (or other securities) subject to the foregoing restriction during any Holdback Period or any period of Holdback Extension.
     Section 5. Certain Affirmative and Negative Covenants.
          5A. Financial Statements and Other Information. Subject to the last sentence of this Section 5A, for so long as the WCP Investors continue to hold at least 17.5% of the outstanding voting securities of the Company (it being understood that, for purposes of this Section 5A, (x) all holdings of Equity Securities by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement and (y) no Management Investor shall be deemed an Affiliate of any WCP Investor), the Company shall deliver to each WCP Investor:
          (i) as soon as available but in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year, unaudited consolidated and consolidating statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and an unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such monthly period, setting forth for each monthly accounting period in each fiscal year comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, consistently applied (except for the absence of footnotes and subject to changes resulting from normal year-end audit adjustments for recurring accruals of the types included in the audited financial statements of the Company and its Subsidiaries in prior fiscal years), and shall be certified by the Company’s chief financial officer;
          (ii) as soon as available but in any event within forty-five (45) days after the end of each quarterly accounting period in each fiscal year, unaudited consolidated and consolidating statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and an unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarterly period, setting forth for each quarterly accounting period in each fiscal year comparisons to the annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, consistently applied (except for the absence of footnotes and subject to changes resulting from normal year-end audit adjustments for recurring accruals of the types included in the audited financial statements of the Company and its Subsidiaries in prior fiscal years), and shall be certified by the Company’s chief financial officer;
          (iii) as soon as available but in any event within ninety (90) days after the end of each fiscal year, audited consolidated and consolidating statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such fiscal year, and a consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, and accompanied by (a) an unqualified opinion of a “Big Four” independent accounting firm selected by the Company’s audit committee or another accounting firm selected by the Company’s audit committee and (b) a copy of such firm’s annual management letter to the Company’s audit committee;
          (iv) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s or any of its Subsidiaries’ operations or financial affairs given to the Company or any of its Subsidiaries by their independent accountants (and not otherwise contained in other materials provided hereunder or received by the Board);
          (v) at least thirty (30) days but no more than sixty (60) days prior to the beginning of each fiscal year after 2011, an annual budget and operating plan (as approved by the Board and the Majority WCP Investors) prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets or operating plans prepared by the Company or any Subsidiary and any revisions of such annual or other budgets or operating plans, and within thirty (30) days after any monthly period in which there is a material adverse deviation from the annual budget, a certificate explaining the deviation and what actions the Company and/or its Subsidiaries have taken and propose to take with respect thereto;
          (vi) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any WCP Investor may reasonably request.
Each of the financial statements referred to in Sections 5A(i), 5A(ii) and 5A(iii) shall be true and correct and present fairly in all material respects the financial condition and operating results of the Company and its Subsidiaries as and to the extent specified above as of the dates and for the periods set forth therein, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals of the types included in audited financial statements from prior fiscal years (none of which would, individually or in the aggregate, be material) and the absence of footnotes with respect thereto. The provisions of this Section 5A shall cease to be effective so long as the Company is subject to the reporting requirements of the Securities Exchange Act and remains in compliance with such requirements.
          5B. Inspection Rights. Subject to the last sentence of this Section 5B, for so long as the WCP Investors continue to hold at least 17.5% of the outstanding voting securities of the Company (it being understood that, for purposes of this Section 5B, (x) all holdings of Equity Securities by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement and (y) no Management Investor shall be deemed an Affiliate of any WCP Investor), the Company permit any representatives designated by any WCP Investor, upon reasonable notice and execution of a customary confidentiality agreement and during normal business hours, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate, financial and other records of the Company and its Subsidiaries and make copies thereof or extracts therefrom, and (iii) consult with the directors, officers, managers, key employees and independent accountants of the Company and its Subsidiaries concerning the business, affairs, finances and accounts of the Company and its Subsidiaries. The presentation of an executed copy of this Agreement by any WCP Investor to the independent accountants of the Company or any of its Subsidiaries shall constitute permission to its independent accountants to participate in discussions with any WCP Investors or their respective officers, directors, managers, employees, agents or advisors.
          5C. Negative Covenants. So long as the WCP Investors continue to hold at least 17.5% of the outstanding voting securities of the Company (it being understood that, for purposes of this Section 5C, (x) all holdings of Equity Securities by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement and (y) no Management Investor shall be deemed an Affiliate of any WCP Investor), the Company shall not (and shall cause each of its Subsidiaries not to), without the prior written consent of the Majority WCP Investors:
          (i) directly or indirectly declare or pay, or permit any of its Subsidiaries to declare or pay, any dividends or make any distributions upon any of its capital stock or other Equity Securities;
          (ii) directly or indirectly (a) redeem, repurchase or otherwise acquire, or permit any of its Subsidiaries to redeem, purchase or otherwise acquire, any of the Company’s or any of its Subsidiary’s capital stock or other Equity Securities, or assign or transfer any rights or options to make any such redemption, repurchase or other acquisition, or (b) redeem, repurchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, or permit any of its Subsidiaries to so redeem, repurchase or make such payments, or assign or transfer any rights or options to make such redemption, repurchase or payment;
          (iii) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (a) any notes or debt securities containing equity features (including any notes or debt securities convertible into or exchangeable for capital stock or other Equity Securities, issued in connection with the issuance of capital stock or other Equity Securities or containing profit participation features), or (b) any capital stock or other Equity Securities (or any securities convertible into or exchangeable or exercisable for any capital stock or other Equity Securities or containing profit participation features), except that a Wholly-Owned Subsidiary may issue Equity Securities to the Company or any other Wholly-Owned Subsidiary;
          (iv) make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person, except for (a) reasonable advances to employees in the ordinary course of business (but expressly prohibiting any loans or the arranging of any loans to or for the benefit of any employees for any purpose), (b) acquisitions permitted pursuant to Section 5C(ix), and (c) Investments having a stated maturity no greater than one year from the date the Company or any Subsidiary makes such Investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million or (3) commercial paper with a rating of at least “Prime 1” by Moody’s Investors Service, Inc.;
          (v) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person or consummate, permit or in any manner facilitate a sale of the Company or any of its Subsidiaries or a change in control of the Company or any of its Subsidiaries, except that a Wholly-Owned Subsidiary may merge or consolidate with any other Wholly-Owned Subsidiary;

          (vi) make or fail to make, or permit any Subsidiary to make or fail to make, any capital expenditures (including payments with respect to capitalized leases, as determined in accordance with GAAP consistently applied), which capital expenditures made or failed to have been made (a) would deviate from the annual budget in any material respect or (b) would exceed $4,000,000 individually or $10,000,000 in the aggregate in any twelve-month period;
          (vii) sell, lease, license or otherwise dispose of, or permit any Subsidiary to sell, lease, license or otherwise dispose of, any assets (whether tangible or intangible and including the capital stock or other Equity Securities of any of its Subsidiaries), other than sales of inventory in the ordinary course of business and other sales of assets in the ordinary course of business where the aggregate consideration (including the assumption of liabilities, whether direct or indirect) does not exceed 25% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value or fair market value) as of the date hereof;
          (viii) liquidate, dissolve or wind up the Company or any of its Subsidiaries or effect a recapitalization, reclassification or reorganization or change in the form of organization in any form of transaction (including the formation of a parent holding company for the Company, the conversion of the Company or any of its Subsidiaries into a partnership or limited liability company or a transaction to change the domicile of the Company or any of its Subsidiaries) or amend, supplement, modify, alter, repeal, terminate or waive any provision of the Governing Documents of the Company or any of its Subsidiaries, or file any resolution with any Secretary of State;
          (ix) acquire, or permit any Subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock or other equity interests, merger or otherwise), except any such acquisitions where the aggregate consideration payable by the Company and its Subsidiaries (including the assumption of liabilities, whether direct or indirect) does not exceed $10,000,000 in the aggregate for all such acquisitions, or enter into, or permit any Subsidiary to enter into, any joint venture;
          (x) materially change, or cause or allow any Subsidiary to materially change, the business activities of the Company or any of its Subsidiaries as currently conducted, or enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business that is not related to the current business activities of the Company or any of its Subsidiaries;
          (xi) enter into, amend, modify or supplement, or waive any provisions of, or permit any Subsidiary to enter into, amend, modify or supplement, or waive any provisions of, any agreement, transaction, commitment or arrangement with any of its or any of its Subsidiaries’ or any of its Affiliates’ direct or indirect officers, managers, directors, key employees, members, partners, stockholders or Affiliates or with any Person related by blood, marriage or adoption to any such Person or any entity in which any of the foregoing owns a beneficial interest, except for entering into customary employment arrangements (but not employment agreements) and benefit programs, in each case on reasonable terms as approved by the Board and, if applicable, subject to Section 5C(iii);
          (xii) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness exceeding an aggregate principal amount of $10,000,000 outstanding at any time on a consolidated basis, or amend, modify, supplement or waive any provision of the documents, agreements or instruments evidencing, securing or otherwise pertaining to any existing Indebtedness of the Company or any Subsidiary, refinance, substitute or replace any existing Indebtedness of the Company or any Subsidiary, or otherwise take any action with respect to any existing Indebtedness of the Company or any Subsidiary that would reasonably be expected to result in an adverse economic consequence or tax liability to the WCP Investors; or

           (xiii) make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due, file a voluntary bankruptcy or similar proceeding or fail to contest any bankruptcy, insolvency or similar proceeding filed against the Company or any of its Subsidiaries.
          5D. Affirmative Covenants. So long as the WCP Investors continue to hold at least 17.5% of the outstanding voting securities of the Company (it being understood that, for purposes of this Section 5D, (x) all holdings of Equity Securities by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement and (y) no Management Investor shall be deemed an Affiliate of any WCP Investor), the Company shall (and shall cause each of its Subsidiaries to), unless it has received the prior written consent of the Majority WCP Investors:
          (i) maintain and keep its material tangible properties in good repair, working order and condition, and from time to time make all reasonable repairs, renewals and replacements, so that its businesses may be properly conducted in all material respects at all times;
          (ii) maintain all material Intellectual Property Rights necessary to the conduct of its business and enter into and maintain agreements providing for confidentiality, the assignment of Intellectual Property Rights to the Company, and other protection for proprietary information with all employees of the Company or any of its Subsidiaries in a form reasonably acceptable to the Majority WCP Investors;
          (iii) comply in all material respects with all applicable laws, rules and regulations of all Governmental Entities and all other obligations which it incurs pursuant to any material agreement as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP consistently applied) have been established on its books with respect thereto;
          (iv) cause to be done all things reasonably necessary to maintain, preserve and renew all licenses, permits and other approvals currently held by the Company or any of its Subsidiaries or necessary for the conduct of their businesses or the consummation of the transactions contemplated by the Merger Agreement;
          (v) pay and discharge when payable all material taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon), unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP consistently applied) have been established on its books with respect thereto;
          (vi) use commercially reasonable efforts to continue in force with one or more responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for companies of similar size engaged in similar lines of business and directors’ and officers’ liability insurance reasonably satisfactory to the Majority WCP Investors (and not borrow against, assign, modify, cancel or surrender any such policy); and
          (vii) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP, consistently applied.

          5E. Company Name. For a period of two (2) years following the effective time of the Merger, the Company will file a “dba” in Delaware and such other jurisdictions as it deems necessary to enable it to conduct business as “Pioneer Behavioral Health,” and the Company shall conduct business under such dba, including by using corporate stationary bearing such name and by answering the telephone in the corporate offices under such name. The Company anticipates that each of the subsidiaries of the surviving company in the Merger will retain their current names from and after the effective time of the Merger.
     Section 6. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and such “control” will be conclusively presumed if any Person owns ten percent (10%) or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.
          “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acadia Healthcare Company, Inc., a Delaware corporation, as amended and in effect from time to time in accordance with its terms, applicable law and this Agreement.
          “Common Stock” means the Company’s common stock, par value $0.01 per share.
          “Equity Securities” means any (i) capital stock (including the Common Stock) of, or membership, partnership or other equity interests in, the Company or any of its Subsidiaries, (ii) obligations, evidences of indebtedness or other debt or equity securities or interests convertible or exchangeable into such capital stock of or other equity interests in the Company or any of its Subsidiaries and (iii) warrants, options or other rights to purchase or otherwise acquire such capital stock of or other equity interests in the Company or any of its Subsidiaries.
          “Family Group” means, as to any particular Person, (i) such Person’s spouse and descendants (whether natural or adopted), (ii) any trust solely for the benefit of such Person and/or such Person’s spouse and/or descendants, and (iii) any partnerships, corporations or limited liability companies where the only partners, stockholders or members are such Person and/or such Person’s spouse, descendants and/or trusts referred to in clause (ii) of this definition.
          “Governing Documents” means, with respect to any Person, its certificate of incorporation or bylaws, its certificate of formation and limited liability company agreement or limited partnership agreement or similar governing documents.
          “Governmental Entity” means (i) any federal, state, local, municipal, foreign or other government; (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or self-regulatory organization and any court, arbitration body or other tribunal); (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal; or (iv) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, province, local, municipal or foreign government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

          “Indebtedness” means, with respect to the Company and its Subsidiaries at any date, without duplication: (i) all obligations of such Persons for borrowed money or in respect of loans or advances, whether current, short-term or long-term, secured or unsecured, (ii) all obligations of such Persons evidenced by bonds, debentures, notes or other similar instruments or debt securities (including any seller notes relating to prior acquisitions), (iii) any commitment by which any such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances), (iv) all obligations arising from cash/book overdrafts, (v) all obligations of such Persons secured by a Lien, (vi) all guarantees of the Company and its Subsidiaries of the obligations of another Person (including guarantees in the form of an agreement to repurchase or reimburse), (vii) all capital lease obligations, (viii) all indebtedness for the deferred purchase price of property or services with respect to which such a Person is liable, contingently or otherwise, as obligor or otherwise (including with respect to any earnout or similar payments), (ix) all liabilities of the Company classified as non-current liabilities in accordance with GAAP, (x) all deferred compensation obligations that are owed or that are not cancelable by unilateral action of the Company or a Subsidiary and may become owing, (xi) all obligations that are owed or that are not cancelable by unilateral action of the Company and may become owing under agreements or arrangements existing as of the Closing in consideration for non-competition, non-solicitation, consulting, intellectual property assignment or protection, or information confidentiality obligations of any current or former employee, consultant, agent, officer, director, contractor or other service provider of or to the Company, (xii) all deferred rent obligations, (vi) all guarantees of any such Person in connection with any of the foregoing and any other indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), and (xiii) all accrued interest, prepayment premiums or penalties related to any of the foregoing.
          “Intellectual Property Rights” means any and all of the following rights to the extent recognized in any jurisdiction throughout the world, and all corresponding proprietary rights: (i) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications, and patent disclosure statements, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (iii) all works of authorship (whether or not copyrightable), copyrights, mask works, database rights and moral rights, and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, product specifications, data, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, and confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; (vi) all proprietary rights in software; and (vii) all other registrations, issuances, and certificates associated with any of the foregoing proprietary rights.
          “Majority WCP Investors” means, as of the date of any determination, the WCP Investors holding a majority of the outstanding shares of Common Stock held by all WCP Investors as of such date.
          “Permitted Transferee” means, with respect to any Management Investor, such Management Investor’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such Management Investor and/or such Management Investor’s spouse and/or descendants.

          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.
          “Public Offering” means any offering by the Company of its capital stock or other Equity Securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force.
          “Restricted Shares” means, with respect to any Management Investor, as of the date of any determination, all Subject Shares held by such Management Investor that are not Unrestricted Shares as of such date.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Stockholder Shares” means (i) any shares of Common Stock or other Equity Securities from time to time purchased or otherwise acquired or held by any Stockholder, (ii) any Common Stock or other Equity Securities from time to time issued or issuable directly or indirectly upon the conversion, exercise or exchange of any securities purchased or otherwise acquired by any Stockholder (excluding options to purchase Common Stock granted by the Company unless and until such options are exercised), and (iii) any other capital stock or other Equity Securities from time to time issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
          “Subject Shares” means, with respect to any Management Investor, all Stockholder Shares purchased or otherwise acquired or held by such Management Investor other than (i) any Stockholder Shares received by such Management Investor as consideration in the Merger, and (ii) any Stockholder Shares purchased or otherwise acquired by such Management Investor after the effective time of the Merger (which, for purposes of clarity, shall not include any Stockholder Shares received by such Management Investor in the Distribution or otherwise in connection with the liquidation and dissolution of Holdings).
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member, general partner or managing director of such limited liability company, partnership, association or other business entity.
          “Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest, whether with or without consideration and whether voluntarily or involuntarily or by operation of law. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings. For the avoidance of doubt, a Transfer of any interest in a trust or other entity shall be deemed a Transfer of Units for purposes of this Agreement.
          “Unrestricted Shares” means, with respect to any Management Investor, as of the date of any determination, a number of such Management Investor’s Subject Shares determined by multiplying (x) the total number of Subject Shares held by such Management Investor as of the date of this Agreement (as appropriately adjusted for stock splits, stock dividends, stock combinations, recapitalizations and the like), by (y) the result of 100% minus the WCP Liquidity Percentage; provided, that (i) from and after the third anniversary of the date hereof, no fewer than 33% of the Subject Shares held by such Management Investor as of the date of this Agreement shall be Unrestricted Shares, (ii) from and after the fourth anniversary of the date hereof, no fewer than 67% of the Subject Shares held by such Management Investor as of the date of this Agreement shall be Unrestricted Shares, and (iii) from and after the fifth anniversary of the date hereof, 100% of such Management Investor’s Subject Shares shall be Unrestricted Shares.
          “WCP Equity” means (i) the Common Stock held by the WCP Investors on the date of this Agreement and any other Stockholder Shares from time to time issued to or otherwise acquired by the WCP Investors (other than pursuant to purchases made on the open market and not in connection with any private placement by the Company), and (ii) any securities issued with respect to the securities referred to in clause (i) above by way of a stock split, stock dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization. As to any particular securities constituting WCP Equity, such securities shall cease to be WCP Equity when they have been (A) effectively registered under the Securities Act and disposed of for cash in accordance with the registration statement covering them, (B) purchased or otherwise acquired for cash by any Person other than a WCP Investor, or (C) redeemed or repurchased for cash by the Company or any of its Subsidiaries or any designee thereof.
          “WCP Liquidity Percentage” means, as of any date of determination, the percentage obtained by dividing (i) the total number of Stockholder Shares constituting WCP Equity as of the date of such determination, by (ii) the total number of Stockholder Shares constituting WCP Equity as of the date of this Agreement (as appropriately adjusted for stock splits, stock dividends, stock combinations, recapitalizations and the like).
          “WCP Investors” means, collectively, the Persons listed on the Schedule of WCP Investors attached hereto.
          “Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other Equity Securities are owned by such Person or another Wholly-Owned Subsidiary of such Person.
     Section 7. Miscellaneous.
          7A. Expenses. The Company shall pay, and hold each WCP Investor harmless against liability for the payment of (i) the out-of-pocket fees and expenses of such Persons (including the fees and expenses of legal counsel or other third party advisors) arising in connection with (a) any completed or proposed financing, public offering, reorganization, acquisition, merger, sale, recapitalization or similar transaction involving the Company or any of its Subsidiaries or the rendering of any other services by such Persons or their respective Affiliates to the Company or any of its Subsidiaries or (b) any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the Merger Agreement or the other agreements contemplated hereby or thereby (including in connection with any completed or proposed financing, public offering, reorganization, acquisition, merger, sale or recapitalization or similar transaction by or involving the Company or any of its Subsidiaries), or (c) the interpretation, investigation and enforcement of the rights granted under this Agreement, the Merger Agreement or the other agreements contemplated hereby or thereby, (ii) stamp and other similar taxes which may be payable in respect of the execution and delivery of this Agreement, the Merger Agreement or the other agreements contemplated hereby or thereby or the issuance, delivery or acquisition of any shares of capital stock or other Equity Securities, (iii) the reasonable fees and expenses incurred by each such Person in any filing with any Governmental Entity with respect to its investment in the Company (including in connection with any transaction contemplated by clause (i)(a) above) or in any other filing with any Governmental Entity with respect to the Company or any of its Subsidiaries which mentions such Person, or (iv) all reasonable travel expenses, legal fees and other fees and expenses as have been or may be incurred in connection with any Company-related financing or in connection with the rendering of any other services by such Person or its Affiliates to the Company and its Subsidiaries (including reasonable fees and expenses incurred in attending meetings of the Board or committees thereof or other Company-related meetings). In addition, the Company shall pay, and hold each Management Investor harmless against liability for the payment of (A) the reasonable out-of-pocket fees and expenses of such Management Investor (including the fees and expenses of legal counsel) arising in connection with any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the Merger Agreement or the other agreements contemplated hereby or thereby, (B) stamp and other similar taxes which may be payable in respect of the execution and delivery of this Agreement, the Merger Agreement or the other agreements contemplated hereby or thereby or the issuance, delivery or acquisition of any shares of capital stock or other Equity Securities, or (C) the reasonable fees and expenses incurred by each such Person in any filing with any Governmental Entity with respect to its investment in the Company (including in connection with any transaction contemplated by clause (i)(a) above) or in any other filing with any Governmental Entity with respect to the Company or any of its Subsidiaries which mentions such Person. In the event that any Management Investor is the prevailing party in any dispute arising in connection with the interpretation, investigation and enforcement of the rights granted under this Agreement, the Merger Agreement or the other agreements contemplated hereby or thereby, such Management Investor shall be entitled to, and the Company shall pay to such Management Investor, the costs and expenses (including the fees and expenses of legal counsel) incurred by such Management Investor in connection with enforcing its rights or defending claims hereunder.
          7B. Remedies. Each WCP Investor and each Management Investor shall have all rights and remedies set forth in this Agreement, the Certificate of Incorporation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under applicable law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that the WCP Investors and the Management Investors would be irreparably harmed by, and money damages would not be an adequate remedy for, any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.
          7C. Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended, and the Company may take any action herein prohibited, or fail to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Majority WCP Investors; provided, that, if any such amendment would further limit the rights in any material respect or expand the obligations in any material respect of the

Management Investors hereunder, then such amendment shall also require the prior written consent of Joey Jacobs or his designee, as representative of the Management Investors. No course of dealing between or among the Company, any WCP Investor or any other holder of Equity Securities (including the failure of any such Person to enforce any of the provisions of this Agreement) shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement, and the failure of any party hereto to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach.
          7D. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties shall bind and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any WCP Investor’s benefit as a WCP Investor are also for the benefit of, and enforceable by, any subsequent holder of such WCP Investor’s Stockholder Shares. Notwithstanding anything herein to the contrary, the provisions of Section 1 and Section 5E are for the benefit of, and shall be enforceable in accordance with their terms by, Bruce A. Shear.
          7E. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only in such jurisdiction where so found and only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement in such jurisdiction or any provision of this Agreement in any other jurisdiction.
          7F. Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.
          7G. Descriptive Headings; Interpretation. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the phrase “ordinary course of business” shall mean “ordinary course of business consistent with past practice, including with respect to frequency and quantity.” The use of the word “including” herein shall mean “including without limitation.” Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate.
          7H. Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          7I. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given only (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) provided that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile (provided that a confirmation copy is sent via reputable overnight courier service for delivery within two (2) business days thereafter), or (iv) five (5) business days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the WCP Investors at the addresses set forth on the Schedule of WCP Investors attached hereto, to the Management Investors at the addresses set forth on the Schedule of Management Investors attached hereto and to the Company at the addresses indicated below:
Notices to the Company:
Acadia Healthcare Company, Inc.
725 Cool Springs Blvd., Suite 600
Franklin, Tennessee 37067
Attention: Chief Executive Officer
Facsimile: 615-732-6315
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
          7J. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each covenant and agreement contained herein shall have independent significance. If any party has breached any covenant or agreement contained herein in any respect, the fact that there exists another covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first covenant or agreement.
          7K. Complete Agreement. This Agreement and the other agreements and instruments referred to herein contain the complete agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements and representations by or between the Parties (whether written or oral) which may have related to the subject matter hereof or thereof in any way.
*  *  *  *  *

     IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Stockholders Agreement as of the date first written above.

COMPANY ACADIA HEALTHCARE COMPANY, INC.
By:
Name:
Its:

WCP INVESTORS [Signature blocks to come]

MANAGEMENT INVESTORS [Signature blocks to come]

SCHEDULE OF WCP INVESTORS
Waud Capital Partners II, L.P.
Waud Capital Partners QP II, L.P.
Reeve B. Waud 2011 Family Trust
Waud Family Partners, L.P.
WCP FIF II (Acadia), L.P.
Waud Capital Affiliates II, L.L.C.
Waud Capital Affiliates III, L.L.C.
WCP FIF III (Acadia), L.P.
Waud Capital Partners QP III, L.P.
Waud Capital Partners III, L.P.
Waud Capital Partners Management II, L.P.
Waud Capital Partners II, L.L.C.
Waud Capital Partners Management III, L.P.

Notice address for the WCP Investors:	300 North LaSalle Street, Ste. 4900
Chicago, Illinois 60654
Attention: Reeve B. Waud Charles E. Edwards
Facsimile: (312) 676-8444

SCHEDULE OF MANAGEMENT INVESTORS
Danny Carpenter
Norman K. Carter, III
Fred T. Dodd
Ron Fincher
Christopher L. Howard
Joey A. Jacobs
Jack E. Polson
Karen Prince
Robert Swinson
Brent Turner

Notice address for the Management Investors:	c/o Acadia Healthcare Company, Inc.
725 Cool Springs Blvd., Suite 600
Franklin, Tennessee 37067
Attention: Joey Jacobs
Facsimile: 615-732-6315